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                                                                     EXHIBIT 4.1



                      UNIVERSAL COMPRESSION HOLDINGS, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

                                   ARTICLE I

                                    PURPOSE

     1.01 Purpose. The Universal Compression Holdings, Inc. Employee Stock Purchase Plan, which has been adopted by the Board of Directors, is intended to encourage employees of Universal Compression Holdings, Inc. ("Universal") to remain in its employ and participate in its growth by providing a method whereby employees of Universal and its eligible Subsidiary Corporations (collectively, with Universal, the "Company") will have an opportunity to acquire a proprietary interest in the Company's long-term performance and success through the purchase of shares of the Common Stock at a price that may be less than the fair market value of the stock on the date of purchase from funds accumulated through payroll deductions. It is the intention of the Company to have the Plan qualify as an "employee stock purchase plan" under section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

                                   ARTICLE II

                                  DEFINITIONS

     2.01 "Base Pay" means regular straight-time earnings excluding payments for overtime, shift premium, bonuses and other special payments, commissions and other incentive payments.

     2.02  "Board" means the Board of Directors of Universal.

     2.03  "Common Stock" means the Common Stock, $0.01 par value, of Universal.

     2.04  "Committee" means the committee appointed by the Board pursuant to
Article X to administer the Plan. If the Board does not appoint a Committee, or if a Committee otherwise fails to exist at any time during the term hereof, the Board shall perform the functions of the Committee.

     2.05 "Employee" means any person who is customarily employed, within the meaning of Code section 3401, by the Company (i) more than 20 hours per week or
(ii) at least five months in any calendar year. The Committee shall determine when an Employee's period of employment terminates and when such period of employment is deemed to be continued during an approved leave of absence.

     2.06 "Offering" means any offering as described in Section 4.02 hereof permitting Participants to purchase Common Stock under the Plan.

     2.07 "Offering Commencement Date" means the date on which an Offering will commence, as described in Section 4.02.

     2.08 "Offering Period" means the period between the Offering Commencement Date and the Offering Termination Date, as described in Section 4.02.

     2.09 "Offering Termination Date" means the last day of an Offering Period, as described in Section 4.02.

     2.10 "Participant" means an Employee who exercises an option to purchase Common Stock under the Plan by authorizing payroll deductions under Section 5.02.

     2.11 "Plan" means the Universal Compression Holdings, Inc. Employee Stock Purchase Plan, as set forth herein and as it may be amended from time to time.

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     2.12  "Subsidiary Corporation" means (i) any "subsidiary corporation" of
Universal as that term is defined in section 424(f) of the Code, (ii) any other entity that is taxed as a corporation under Code Section 7701(a)(3) and is a member of the "affiliated group" as defined in Code Section 1504(a) of which Universal is the common parent, and (iii) any other entity as may be permitted from time to time by the Code or the Internal Revenue Service to be an employer of employees participating in the Plan; provided, however, that any such Subsidiary Corporation must be designated as a participating employer in the Plan by the Board.

                                  ARTICLE III

                         ELIGIBILITY AND PARTICIPATION

     3.01 Initial Eligibility. Except as provided in Section 3.02, any Employee who shall have completed ninety (90) days' employment and shall be employed by the Company on the date his participation in the Plan is to become effective shall be eligible to participate in Offerings under the Plan which commence on or after such ninety-day period has concluded.

     3.02 Restrictions on Participation. Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted an option to purchase Common Stock under the Plan:

          (a) if, immediately after the grant, such Employee would own stock, and/or hold outstanding options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of stock of the Company (for purposes of this subparagraph, the rules of section 424(d) of the Code shall apply in determining stock ownership of any Employee) and any option granted to an Employee which results in his stock ownership (as determined under section 423(b)(3) of the Code) equaling or exceeding such 5% limitation shall be entirely void as if it had never been granted; or

          (b) which permits his rights to purchase stock under all employee stock purchase plans of the Company to accrue at a rate which exceeds $25,000 in fair market value of the stock (determined at the time such option is granted) for each calendar year in which such option is outstanding. For purposes of this subparagraph (b), (i) an option accrues when the option first becomes exercisable during any calendar year; (ii) an option accrues at a rate provided in the applicable Offering, but in no case may such rate for any Employee exceed $25,000 of the fair market value of stock determined at the time the option is granted for any one calendar year; (iii) an option that has accrued under any one Offering may not be carried over by a Participant to any other Offering; and (iv) only rights to purchase stock that have been granted under an employee stock purchase plan that complies with section 423 of the Code shall be taken into account.

     3.03 Commencement of Participation. An eligible Employee may become a Participant by completing an authorization for a payroll deduction in accordance with Section 5.02 on the form provided by the Company and filing it with the Company's finance department on or before the date set therefor by the Committee, which date shall be prior to the Offering.

                                   ARTICLE IV

                                   OFFERINGS

     4.01 Shares Offered. The total number of shares of Common Stock available under the Plan is Two Hundred and Fifty Thousand (250,000) shares. If any Offering shall expire without the rights under such Offering having been exercised in full, such unpurchased shares covered thereby shall be added to the shares otherwise available for future Offerings.

     4.02 Offerings. The Company may make periodic Offerings to eligible employees to purchase Common Stock under the Plan, the duration of which may be for a period of three months up to one year; provided, however, that the initial Offering Commencement Date may be for a period of less than three months, as determined by the Committee. Offering Periods commencing after the initial Offering Period will commence on January 1, April 1, July 1 or October 1. With respect to each Offering, the Committee, at its

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discretion, may specify the maximum number of shares of Common Stock that may be purchased under the Offering or such other limitations that it may deem appropriate. The number of shares of Common Stock that may be purchased under each successive Offering shall be all or a portion of the balance of the Two Hundred and Fifty Thousand (250,000) shares authorized but not purchased previously under the terms of this Plan.

     As used in the Plan, "Offering Commencement Date" means the January 1, April 1, July 1 or October 1, as the case may be, on which the particular Offering begins (except with respect to the initial Offering Commencement Date, which shall be September 1, 2001). "Offering Termination Date" means the March 31, June 30, September 30 or December 31, as the case may be, on which the particular Offering terminates, and "Offering Period" means the period from the Offering Commencement Date to the Offering Termination Date.

                                   ARTICLE V

                               PAYROLL DEDUCTIONS

     5.01 Offering Rights. With respect to each Offering, each Employee shall be offered the opportunity to elect to have deducted from each paycheck issued during the Offering Period an amount as determined by the Participant which shall be withheld by the Company for the purchase on behalf of such electing Employee of the number of whole shares of Common Stock that can be purchased with the amount deducted for such purpose, but in no event may the number of whole shares which may be purchased by any Participant exceed the number of whole shares available during the Offering Period or exceed the individual Participant allotment, if any, for the Offering Period described in Section 6.03 hereof. Fractional shares may not be purchased; any funds that are insufficient to purchase whole shares shall remain in each affected Participant's Plan account until the following Offering Period, at which time such funds shall be
(i) combined with the Participant's payroll deduction for the following Offering Period and used to purchase whole shares for each affected Participant who remains eligible to participate in such Offering Period, or (ii) returned to each affected Participant who is not eligible to participate in the following Offering Period.

     5.02 Payroll Deductions. Each Employee shall become a Participant pursuant to the terms of an Offering by filing a written election to participate in that Offering in the form of a payroll deduction authorization prior to the Offering Commencement Date on the form provided by the Company for that purpose. A Participant may elect to have his authorization continue for future Offerings until revoked or modified in writing. A Participant may elect to have deductions made from his pay in one of two ways. At the time a Participant files his authorization for payroll deduction, he shall elect to have deductions made from his pay on each payday during the time he is a Participant in an Offering at the rate of any specified whole percentage from 1% up to and including 10% of his Base Pay in effect at the Offering Commencement Date or the Participant shall elect to have a specific dollar amount deducted from his pay on each payday during the time he is a Participant pursuant to rules that may be proscribed from time to time by the Committee; provided, however, that each payroll deduction shall be in an amount not less than $30 per payroll period and shall be subject to the restrictions contained in Section 3.02. In the case of a part-time hourly Employee, such Employee's Base Pay during an Offering shall be determined by multiplying such Employee's hourly rate of pay in effect on the Offering Commencement Date by the number of regularly scheduled hours of work for such Employee during such Offering. Payroll deductions shall commence with the first regular payroll period coinciding with or ending on the Offering Commencement Date, or at such other time as may be specified in such Offering and shall end on the earlier of the last regular payroll period coinciding with or ending before the Offering Termination Date or, if earlier, upon the termination of the Participant's employment with the Company.

     5.03 Method of Payment; Participant's Account. The Company will maintain or cause to have maintained a Plan account on its books in the names of each Participant. All payroll deductions made for a Participant shall be credited to his account under the Plan. Purchases of shares of Common Stock by any Participant pursuant to an Offering shall be made with funds accumulated in the Participant's account through payroll deductions from the Participant's Base Pay during the Offering Period. A Participant may not make any separate cash payment into such account except when on leave of absence and then only as provided in

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Section 5.05. The Company shall not credit a Participant's Plan account with interest on any payroll deduction.

     5.04 Changes in Payroll Deductions. A Participant may discontinue his participation in the Plan as provided in Article VII, but no other change can be made during an Offering and, specifically, a Participant may not alter the amount of his payroll deductions for that Offering.

     5.05 Leave of Absence. If a Participant goes on a leave of absence, such Participant shall have the right to elect (i) to withdraw the balance in his Plan account pursuant to Article VII, (ii) to discontinue contributions to the Plan but remain a Participant in the Plan, or (iii) to remain a Participant in the Plan during such leave of absence, authorizing deductions to be made from payments by the Company to the Participant during such leave of absence and undertaking to make cash payments to the Plan at the end of each payroll period to the extent that amounts payable by the Company to such Participant are insufficient to meet such Participant's authorized Plan deductions.

                                   ARTICLE VI

                 TERMS AND CONDITIONS OF OFFERINGS AND OPTIONS

     6.01 Terms and Conditions. Except as provided in Section 3.02(b), all Participants shall have the same rights and privileges, as specified below in this Article VI.

     6.02 Number of Option Shares. On each Offering Commencement Date, a Participant shall be deemed to have been granted an option to purchase shares of Common Stock of the Company equal to the percentage of the Employee's Base Pay that he has elected to have withheld through payroll deductions multiplied by the Employee's Base Pay during the Offering Period, or the specified portion elected, divided by the purchase price per share determined under Section 6.04, subject to the allotments, if any, for the Offering Period described in Section 6.03.

     6.03 Allotment of Shares. If the total number of shares of Common Stock to be purchased by Participants through payroll deduction under any Offering exceeds the shares available for purchase under the Offering, the Committee may make allotments of shares among the Participants on any basis consistent with the terms of the Plan, and Offerings for shares, if any, in excess of the shares so allotted shall be deemed to have lapsed. Any funds remaining in a Participant's account after an Offering as a result of this Section 6.03 shall be carried over into the next Offering, or shall be returned to the Participant as soon as practicable if another Offering will not occur or if the Employee does not elect to participate in the next Offering.

     6.04 Purchase Price. The purchase price per share at which Common Stock may be purchased under each Offering shall be a percentage established by the Committee prior to the Offering Commencement Date which is from 85% to 100% of the lesser of the fair market value of a share of Common Stock as determined as of (i) the Offering Commencement Date or (ii) the Offering Termination Date. In determining the purchase price, the fair market value per share of Common Stock shall be the closing price reported, if any, on the New York Stock Exchange or successor exchange or market system for the date on which such value is being determined; provided, however, that if the closing sales price is not reported on such date, then the closing price on the most recently preceding date on which such price was reported shall be used. If no trading market on the New York Stock Exchange exists, the Board of Directors or the Committee shall determine the fair market value for this purpose.

     6.05 Nontransferability of Options. An option shall not be transferable by the Employee or Participant to whom it has been granted otherwise than by will or the laws of descent and distribution and shall be exercisable, during the Participant's lifetime, only by the Participant. Further, in the discretion of the Board, the terms of any Offering may prohibit transfer under any circumstances and provide for cancellation of the unexercised portion of any option upon the death of a Participant.

     6.06 Purchases. As of the Offering Termination Date, or such other date as required by administrative operational requirements, purchases of shares of Common Stock by any Participant pursuant to an Offering shall be made with funds accumulated in the Participant's account through payroll deductions from the

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Participant's pay or as otherwise permitted by the Board, under rules of uniform application over the time period specified in such Offering.

     6.07 Other Provisions. Each Offering shall contain such other provisions as the Committee shall deem advisable, including restrictions on resale of Common Stock purchased through an Offering, provided that no such provisions may in any way conflict, or be inconsistent with the terms of the Plan as amended from time to time.

     6.08 Requirements of Law. The issuance of any Common Stock hereunder is conditioned upon registration or exemption of the Common Stock to be issued under applicable federal and state securities laws and its listing on any applicable stock exchange. In no event shall any Common Stock be issued hereunder prior to the effective date of any such registration, exemption or listing application. In addition, unless and until the Plan is approved by a proper vote of the stockholders of Universal, the purchase price per share under
Section 6.04 shall be at least 100% of the fair market value determined thereunder.

     6.09 Issuance of Common Stock. The shares of Common Stock purchased by each Participant with respect to each Offering shall be considered to be issued and outstanding to his credit as of the close of business on the Offering Termination Date or other purchase date for the Offering as described in Section
6.06. Certificates for shares of Common Stock shall be issued in accordance with
Section 7.02 only in the name of the Participant unless the Participant, or in the event of death, the Participant's designee, elects otherwise by written notice to the Company and the Company gives prior written consent to such election.

     6.10 Account Balances. No interest shall accrue at any time for any amount credited to the account of a Participant. After the close of each Offering, a report shall be sent to each Participant stating the entries made to his account, the number of shares of Common Stock purchased, and the applicable purchase price of such shares.

                                  ARTICLE VII

                     WITHDRAWALS FROM PARTICIPANT ACCOUNTS

     7.01 Withdrawal From Offering. Except for any officer of the Company who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended (an "Insider"), any Participant may cease participation in an Offering at any time prior to the Offering Termination Date and withdraw all cash amounts in his account by providing at least fifteen (15) days' prior written notice to the Company's finance department revoking his payroll deduction authorization. Such withdrawals shall serve to cancel the Participant's option, and the Participant shall thereupon cease his participation in such Offering. Partial cash withdrawals shall not be permitted. Any cash withdrawal request shall be made in such form and under such conditions as may be specified from time to time by the Committee. Insiders may not make cash withdrawals for so long as they remain Insiders.

     7.02 Issuance of Certificates. As soon as practicable after each Offering Period, each Participant will receive a stock certificate representing all of the shares of Common Stock (in a whole number of shares) held in his account. Subject to Section 6.07, a Participant shall not be permitted to pledge, transfer, or sell shares of Common Stock held in his account until they are issued in certificate form.

     7.03 Termination of Employment. Upon termination of a Participant's employment with the Company for any reason, whether voluntary or involuntary, his participation in the Plan shall immediately terminate. As soon thereafter as is practicable, the Participant, or the Participant's beneficiary in the event of the Participant's death, shall receive (i) cash in an amount equal to the balance in his account as of the date of his termination of employment, without interest; (ii) a stock certificate for all whole shares of Common Stock not yet delivered out of the account; and (iii) cash equivalent to any fractional shares of Common Stock in the account.

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                                  ARTICLE VIII

                       RECAPITALIZATION OR REORGANIZATION
                           AND COMMON STOCK DIVIDENDS

     8.01 Merger, Consolidation, or Reorganization. In the event of a dissolution or liquidation of the Company, or any merger, consolidation, or share exchange pursuant to which the holders of Common Stock would receive cash, securities or property from another person or entity, the Board, at its election, may cause each outstanding option to terminate; provided, however, that each Participant shall in such event, subject to such rules and limitations of uniform application as the Board may prescribe, be entitled to the rights of terminating Participants provided in Article VII.

     8.02 Capital Adjustments. The aggregate number of shares of Common Stock that may be purchased by the exercise of outstanding options and the purchase price per share covered by each such outstanding option and the number of shares of Common Stock held in a Participant's account shall be proportionately adjusted for any increase or decrease in the number of issued shares resulting from a subdivision or consolidation of Common Stock or other capital adjustment or the payment of a Common Stock dividend or other increase or decrease in such shares of Common Stock effected without the receipt of consideration by the Company.

     8.03 Company's Discretion. The grant of an option under the Plan shall not affect in any way the Company's right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business or to merge, consolidate, dissolve, liquidate, sell, or transfer all or any part of its business or assets.

                                   ARTICLE IX

                      AMENDMENT OR TERMINATION OF THE PLAN

     9.01 Amendment or Termination. The Board in its sole and absolute discretion may suspend or terminate the Plan, reconstitute the Plan in whole or in part, or amend or revise the Plan in any respect whatsoever except that (i) no amendment shall cause any option to fail to qualify as an option under section 423 of the Code; (ii) without approval of the stockholders, no amendment shall increase the number shares of Common Stock that may be sold under the Plan or make any change in the Employees or class of Employees eligible to participate in the Plan; and (iii) without the approval of a Participant, no change shall be made in the terms of any outstanding option adverse to the interest of the Participant. The Plan shall terminate on the date that all shares of Common Stock authorized for sale under the Plan have been purchased, except as otherwise extended by authorizing additional shares under the Plan.

                                   ARTICLE X

                                 ADMINISTRATION

     10.01 Appointment of Committee. If the Board appoints a Committee to administer the Plan, the Committee shall consist of at least two directors of Universal. The Board may from time to time appoint members of the Committee in substitution for or in addition to members previously appointed and may fill vacancies, however caused, in the Committee.

     10.02 Authority of Committee. Subject to the express provisions of the Plan, the Committee shall have full power and authority in its discretion to interpret and construe any and all provisions of the Plan, to adopt rules and regulations for administering the Plan, and to make all other determinations deemed necessary or advisable for administering the Plan. The Committee's determination on the foregoing matters shall be final, conclusive and binding on all persons. The Committee may delegate some or all of its administrative powers and responsibilities to such other persons from time to time as it deems appropriate.

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                                   ARTICLE XI

                                 MISCELLANEOUS

     11.01 Nontransferability. Except by the laws of descent and distribution, no benefit provided hereunder shall be subject to alienation, assignment, or transfer by a Participant (or by any person entitled to such benefit pursuant to the terms of this Plan), nor shall it be subject to attachment or other legal process of whatever nature, and any attempted alienation, assignment, attachment, or transfer shall be void and of no effect whatsoever and, upon any such attempt, the benefit shall terminate and be of no force or effect. During a Participant's lifetime, options granted to the Participant shall be exercisable only by the Participant. Shares of Common Stock shall be delivered only to the Participant or death beneficiary entitled to receive the same or to the Participant's authorized legal representative.

     11.02 No Employment Right. Neither this Plan nor any action taken hereunder shall be construed as giving any right to any individual to be retained as an officer or Employee of the Company.

     11.03 Tax Withholding. The Company shall have the right to deduct from all payments hereunder any federal, state, local, or employment taxes that it deems are required by law to be withheld with respect to such payments.

     11.04 Government and Other Regulations. The obligation of the Company to deliver shares of Common Stock or make cash payments hereunder shall be subject to all applicable laws, rules, and regulations and to such approvals by any government agencies or regulatory authority as may be deemed necessary or appropriate by the Committee. If shares of Common Stock deliverable hereunder may in certain circumstances be exempt from registration under the Securities Act of 1933, as amended, the Company may restrict its transfer in such manner as it deems advisable to ensure such exempt status. The Plan is intended to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended. Any provision inconsistent with such Rule shall be inoperative and shall not affect the validity of the Plan. The Plan shall be subject to any provision necessary to assure compliance with federal and state securities laws.

     11.05 Indemnification. Each person who is or at any time serves as a member of the Board and/or the Committee shall be indemnified and held harmless by Universal against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit, or proceeding to which such person may be a party or in which such person may be involved by reason of any action or failure to act under this Plan; and (ii) any and all amounts paid by such person in satisfaction of judgment in any such action, suit, or proceeding relating to this Plan except to the extent that any such loss, cost, liability or expense arises from the gross negligence or willful misconduct of such person. Each person covered by this indemnification shall give Universal an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend the same on such person's own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the charter or bylaws of Universal, as a matter of law, or otherwise, or any power that Universal may have to indemnify such person or hold such person harmless.

     11.06 Reliance on Reports. Each member of the Board and the Committee shall be fully justified in relying or acting in good faith upon any report made by the independent public accountants of the Company and upon any other information furnished in connection with this Plan. In no event shall any person who is or shall have been a member of the Board and/or the Committee be liable for any determination made or other action taken or any omission to act in reliance upon any such report or information, or for any action taken, including the furnishing of information, or failure to act, if in good faith.

     11.07 Governing Law. All matters relating to this Plan shall be governed by the laws of the State of Texas, without regard to the principles of conflict of laws thereof, except to the extent preempted by the laws of the United States.

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     11.08  Relationship to Other Benefits.  No payment under this Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, or group insurance plan of the Company.

     11.09 Expenses. The expenses of implementing and administering this Plan shall be borne by the Company.

     11.10 Titles and Headings. The titles and headings of the Articles and Sections in this Plan are for convenience of reference only, and in the event of any conflict, the text of this Plan, rather than such titles or headings, shall control.

     11.11 Application of Funds. All funds received by the Company under the Plan shall constitute general funds of the Company.

     11.12 Nonexclusivity of Plan. Neither the adoption of the Plan by the Board nor the submission of the Plan to the stockholders of Universal for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

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